Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase dated March 4, 2005 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Credit Suisse First Boston LLC (“Credit Suisse First Boston” or the “Dealer Manager”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
par value $0.01 per share
of

RETEK INC.

at
$8.50 net per share
by

SAPPHIRE EXPANSION CORPORATION

a wholly owned subsidiary of

SAP AMERICA, INC.

a wholly owned subsidiary of

SAP AKTIENGESELLSCHAFT SYSTEME, ANWENDUNGEN, PRODUKTE IN DER DATENVERARBEITUNG (SAP AG)

     Sapphire Expansion Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of SAP America, Inc., a Delaware corporation (“SAP America”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Retek Inc., a Delaware corporation (“Retek”), at $8.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 4, 2005 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their own name who validly tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or transfer taxes on the purchase of Shares by Purchaser. Stockholders who hold their Shares through a broker, bank or other custodian should check with that institution as to whether it will charge any fees. Purchaser will pay all charges and expenses of the Dealer Manager and Mellon Investor Services LLC as the Depositary (the “Depositary”) and as the Information Agent (the “Information Agent”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW
YORK CITY TIME, ON FRIDAY, APRIL 1, 2005, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned on, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis and (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and the receipt of any approval required by the German Federal Cartel Office, either by receipt of a written notification or by expiration of any applicable waiting period, and any other similar and necessary foreign approvals or waiting periods applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Offer is also subject to other conditions described in Section 14 of the Offer to Purchase.

     The purpose of the Offer is to acquire control of the entire equity interest in Retek. Pursuant to the Agreement and Plan of Merger dated as of February 28, 2005 (the “Merger Agreement”), among SAP America, Purchaser and Retek, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Retek (the “Merger”), with Retek surviving the Merger as a wholly owned subsidiary of SAP America. At the effective time of the Merger, each outstanding Share (other than Shares owned by SAP America, Purchaser or Retek or any of their subsidiaries or by Retek stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $8.50, in cash, without interest thereon.

     The board of directors of Retek has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of Retek and unanimously recommends that stockholders of Retek accept the Offer and tender their Shares pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer (including the terms and conditions set forth in Section 14 of the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended (the “Offer Conditions”)), Purchaser will accept for payment all Shares validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn prior to the Expiration Date as permitted by Section 4 of the Offer to Purchase and will pay for all such Shares promptly after the Expiration Date. The term “Expiration Date” means 12:00 noon, New York City time, on Friday, April 1, 2005, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 noon, New York City time, on Friday, April 1, 2005, as such period may be extended, is referred to as the “Offering Period.” If there is a subsequent offering period (as described in Section 1 of the Offer to Purchase, the “Subsequent Offering Period”), all Shares tendered on or prior to the Expiration Date and not withdrawn will be accepted for payment and promptly paid for following the Expiration Date, and Shares tendered during the Subsequent Offering Period will be accepted for payment and promptly paid for as they are tendered. Purchaser has the right but not the obligation under the Merger Agreement to make available a Subsequent Offering Period. Payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) share certificates evidencing such Shares or a timely confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), (ii) a properly completed and duly executed, with any required signature guarantees, Letter of Transmittal (or facsimile thereof) or an agent’s message from the Book-Entry Transfer Facility in connection with a book-entry transfer of such Shares and (iii) any other required documents.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to extend the Offering Period, and all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder’s Shares. See Section 1 of the Offer to Purchase. Any extension, delay, termination, waiver or material amendment of the Offer will be followed as promptly as practicable by public announcement thereof. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, May 2, 2005. There will be no withdrawal rights during any Subsequent Offering Period.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered such Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. Neither Purchaser, SAP America or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding.

     The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase, the related Letter of Transmittal and Retek’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of Retek’s board of directors and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser’s expense. Neither Purchaser nor SAP America will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, NJ 07660
Banks and Brokers Call Collect: 1-201-373-5156
All Others Call Toll Free: 1-888-468-9726

The Dealer Manager for the Offer is:

Eleven Madison Avenue
New York, New York 10010-3629
Call Toll Free (800) 881-8320

March 4, 2005